UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 1, 2014

ELLIE MAE, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-35140	94-3288780
(Commission File Number)	(IRS Employer Identification Number)
4155 Hopyard Road, Suite 200
Pleasanton, California 94588
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (925) 227-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01    Completion of Acquisition or Disposition of Assets
On August 7, 2014, Ellie Mae, Inc., a Delaware corporation (the “Company”), reported on a Form 8-K (the “Previous 8-K”) that the Company had entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) by and among the Company, Mortgage Resource Center, Inc. (d/b/a AllRegs) (“MRC”) and Glenn Ford (“Stockholder”). Pursuant to the terms of the Asset Purchase Agreement, the Company agreed to acquire substantially all of the assets of MRC, an information provider for the mortgage industry (the “Acquisition”), subject to certain customary closing conditions as set forth in the Asset Purchase Agreement.
On October 1, 2014, the Company completed the Acquisition for aggregate consideration of approximately $28.2 million in cash (which reflects certain price adjustments as set forth in the Asset Purchase Agreement), $3.0 million of which will be available in a third party escrow account for a period of 18 months to satisfy any amounts owed by MRC or Stockholder to the Company pursuant to the indemnification provisions of the Asset Purchase Agreement.
The foregoing is a summary of the Asset Purchase Agreement and does not purport to summarize or include all terms relating to the Acquisition or all other actions contemplated by the Asset Purchase Agreement. The foregoing summary is qualified in its entirety by reference to the Asset Purchase Agreement, attached as Exhibit 2.1 to the Previous 8-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2014	Ellie Mae, Inc.

By: /s/ Edgar A. Luce
Edgar A. Luce
Executive Vice President, Finance and Administration and Chief Financial Officer